Exhibit No. 4(f)

Description of 0.625% Notes due 2024
The notes are issued under the first amended and restated indenture dated as of March 1, 1988, as amended by the first and second supplemental indentures dated as of November 6, 1992 and May 25, 1994, respectively. The indenture has been filed as an exhibit to our Annual Report on Form 10-K of which this exhibit is a part. The following description is a summary and is subject to the provisions of the indenture.
General
The notes:

•	are in an aggregate initial principal amount of €500,000,000, subject to our ability to issue additional notes which may be of the same series as described under "-Further Issues,"

•	will mature on September 7, 2024,

•	will bear interest at a rate of 0.625% per annum,

•	will be our senior debt, ranking equally with all our other present and future unsecured and unsubordinated indebtedness,

•	will be issued in euros in denominations of €100,000 and integral multiples of €1,000 in excess thereof,

•	will be repaid at par at maturity,

•	will be redeemable by us at any time prior to maturity as described below under "-Optional Redemption,"

•	will be redeemable prior to maturity, at our option, in the event of certain changes in the tax laws of the United States, as described under "-Redemption upon Tax Event" below,

•	will be subject to repurchase by us upon a Change of Control Repurchase Event as described below under "-Repurchase upon Change of Control Repurchase Event,"

•	will be subject to defeasance and covenant defeasance as described below under "-Defeasance and Covenant Defeasance," and

•	will not be subject to any sinking fund.
We will pay to beneficial owners of notes who are Non-U.S. Persons (as defined below) additional amounts in the event of deduction or withholding of taxes, assessments or other governmental charges imposed by the United States or any taxing authority thereof or therein as described under "-Payment of Additional Amounts" below.
The indenture and the notes do not limit the amount of indebtedness that may be incurred or the amount of securities that may be issued by us.
Interest
Interest on the notes will accrue from and include September 7, 2017 or from and include the most recent interest payment date to which interest has been paid or provided for. We will make interest payments annually on September 7 of each year, with the first interest payment being made on September 7, 2018. We will make interest payments to the person in whose name the notes are registered at the close of business on the August 23 (whether or not a business day), before the next interest payment date.
Interest payable on any interest payment date for the notes or on the maturity date for the notes will be the amount of interest accrued for the actual number of days in the period from, and including, the next preceding interest payment date for such notes in respect of which interest has been paid or duly provided for (or from and including the original issue date, if no interest has been paid or duly provided for with respect to the notes) to, but excluding, the next date on which interest is paid or duly provided for. This payment convention is referred to as Actual/Actual (ICMA) as defined in the rulebook of the International Capital Market Association.
If any interest payment date falls on a day that is not a business day, the interest payment will be made on the next succeeding business day, and we will not be liable for any additional interest as a result of the delay in payment. If a maturity date falls on a day that is not a business day, the related payment of principal and interest will be made on the next succeeding business day, and no interest will accrue on the amounts so payable for the period from and after such date to the next succeeding business day. The term "business day" means any day, other than a Saturday or a Sunday, (1) which is not a day on which banking institutions are authorized or obligated by law, regulation or executive order to close in New York City or London and (2) on which the Trans-European Automated Real-time Gross Settlement Express Transfer system (the TARGET2 system), or any successor thereto, is open.

Issuance and Payment in Euro
Initial holders will be required to pay for the notes in euro, and all payments of principal of, the redemption price of (if any), any repurchase payments following a Change of Control Repurchase Event (as defined below), additional amounts (if any), and interest on, the notes, will be payable in euro, provided, that if the euro is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or if the euro is no longer being used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the notes will be made in U.S. dollars until the euro is again available to us or so used. In such event, the amount payable on any date in euro will be converted into U.S. dollars at the rate mandated by the U.S. Federal Reserve Board as of the close of business on the second business day prior to the relevant payment date or, in the event the U.S. Federal Reserve Board has not mandated a rate of conversion, on the basis of the most recent U.S. dollar/euro exchange rate published in The Wall Street Journal on or most recently prior to the second business day prior to the relevant payment date. Any payment in respect of the notes so made in U.S. dollars will not constitute an event of default under the notes or the indenture governing the notes. Neither the trustee nor any paying agent shall have any responsibility for any calculation or conversion in connection with the foregoing. Any references in this description to payments being made in euro notwithstanding, payments shall be made in U.S. dollars to the extent set forth in this paragraph.
Investors will be subject to foreign exchange risks as to payments of principal, the redemption price (if any), additional amounts (if any) and interest that may have important economic and tax consequences to them.
Payment of Additional Amounts
We will pay to each beneficial owner of any notes who is a Non-U.S. Person additional amounts as may be necessary so that every net payment of the principal of, and interest on such beneficial owner’s notes, after deduction or withholding for or on account of any present or future tax, assessment or other governmental charge imposed upon that beneficial owner by the United States or any political subdivision or taxing authority thereof or therein (including any tax, assessment or other governmental charge imposed on the additional amounts so paid), will not be less than the amount provided in such beneficial owner’s notes to be then due and payable. We will not be required to make any payment of additional amounts for or on account of:
(i) any tax, assessment or other governmental charge that is imposed or withheld solely by reason of the existence of any present or former connection (other than a connection arising solely from the ownership of those notes or the receipt of payments or enforcement of rights in respect of those notes) between that beneficial owner, or between a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of a power over, that beneficial owner, if that beneficial owner is an estate, trust, partnership or corporation, and the United States, including that beneficial owner, or that fiduciary, settlor, beneficiary, member, shareholder or possessor, (1) being or having been a citizen or resident or treated as a resident of the United States, (2) being or having been present in, or engaged in a trade or business in, the United States, (3) being treated as having been present in, or engaged in a trade or business in, the United States, or (4) having or having had a permanent establishment in the United States;
(ii) any estate, inheritance, gift, sales, transfer, excise, personal property or similar tax, assessment or other governmental charge;
(iii) any tax, assessment or other governmental charge imposed by reason of that beneficial owner’s past or present status as a personal holding company, a controlled foreign corporation, a passive foreign investment company or a foreign private foundation or other foreign tax-exempt organization with respect to the United States or as a corporation that accumulates earnings to avoid U.S. federal income tax;
(iv) any tax, assessment or other governmental charge which is payable otherwise than by withholding from payment of principal of, premium, if any, on, interest on or the redemption price for such beneficial owner’s notes;
(v) any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of principal of, premium, if any, on, interest on or the redemption price for any notes if that payment can be made without withholding by any other paying agent;
(vi) any tax, assessment or other governmental charge that would not have been imposed but for the failure of a beneficial owner or any holder of notes to comply (to the extent that it is legally able to do so) with a request to satisfy any applicable certification, information, documentation or other reporting requirements concerning the nationality, residence, identity or connections with the United States of the beneficial owner or any holder of the notes, if such compliance is required by statute or by regulation of the U.S. Treasury Department as a precondition to relief or exemption from such tax, assessment or other governmental charge;

(vii) any withholding required pursuant to Sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986, as amended (the "Code"), or any agreement (including any intergovernmental agreement) entered into in connection therewith;
(viii) any tax, assessment or other governmental charge that is imposed or withheld by reason of a change in law, regulation, or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is duly provided for, whichever occurs later;
(ix) any tax, assessment or other governmental charge imposed on interest received by (1) a 10% shareholder (as defined in Section 871(h)(3)(B) of the Code and the regulations that may be promulgated thereunder) of our company, (2) a controlled foreign corporation that is related to us within the meaning of Section 864(d)(4) of the Code or (3) a bank receiving interest described in Section 881(c)(3)(A) of the Code;
(x) any tax, assessment or governmental charge that would not have been so imposed or withheld but for the presentation by the holder of a note for payment on a date more than 30 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for, whoever occurs later; or
(xi) any combination of items (i), (ii), (iii), (iv), (v), (vi), (vii), (viii), (ix), and (x) above.
In addition, to the extent described below, we will not pay additional amounts to a beneficial owner of a note that is a fiduciary, partnership, limited liability company or other fiscally transparent entity. This exception will apply to a beneficial owner of a note that is a fiduciary, partnership, limited liability company or other fiscally transparent entity only to the extent a beneficiary or settlor with respect to the fiduciary, or a beneficial owner or member of the partnership, limited liability company or other fiscally transparent entity, would not have been entitled to the payment of an additional amount had the beneficiary, settlor, beneficial owner or member received directly its beneficial or distributive share of the payment subject to the tax, assessment or other governmental charge as to which withholding or another deduction occurs.
As used in this discussion of the payment of additional amounts, the term "beneficial owner" includes any person holding a note on behalf of or for the account of a beneficial owner and the term "Non-U.S. Person" means a person that is not a United States Person. The term "United States Person" means an individual citizen or resident of the United States, a corporation or partnership created or organized in or under the laws of the United States or any political subdivision thereof, an estate the income of which is subject to United States federal income taxation regardless of its source, a trust subject to the primary supervision of a court within the United States and the control of one or more United States persons as described in Section 7701(a)(30) of the Code, or a trust that existed on August 20, 1996, and elected to continue its treatment as a domestic trust.
If we will be obligated to pay additional amounts under or with respect to any payment made on any of the notes, at least 30 days prior to the date of such payment, we will deliver to the trustee and the paying agent an officers’ certificate stating the fact that additional amounts will be payable and the amount so payable and such other information necessary to enable the paying agent to pay additional amounts to the beneficial owner on the relevant payment date (unless such obligation to pay additional amounts arises, or we become aware of such obligation, less than 45 days prior to the relevant payment date, in which case we may deliver such officers’ certificate as promptly as practicable after the date that is 30 days prior to the payment date). The trustee and the paying agent will be entitled to rely solely on such officers’ certificate as conclusive proof that such payments are necessary.
Except as specifically provided under this heading "-Payment of Additional Amounts," we will not be required to make any payment for any tax, assessment or other governmental charge imposed by any government or a political subdivision or taxing authority of or in any government or political subdivision.
Any reference in the terms of the notes to any amounts payable in respect of the notes shall be deemed also to refer to any additional amounts which may be payable under this provision.
Redemption upon Tax Event
If, as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated under the laws) of the United States (or any political subdivision or taxing authority of or in the United States), or any change in, or amendment to, an official position regarding the application or interpretation of such laws, regulations or rulings, which change or amendment is announced or becomes effective on or after the date of the prospectus supplement for the Notes, we become, or based upon a written opinion of independent counsel selected by us, will become obligated to pay additional amounts as described above under the heading "-Payment of Additional Amounts" with respect to the notes, then we may at our option redeem, in whole, but not in part, the notes on not less than 15 nor more than 45 days’ prior notice, at a redemption price equal to 100% of their principal amount, together with interest accrued but unpaid on those notes to, but excluding, the date fixed for redemption. Unless we default in payment of the redemption price upon the surrender of the notes for redemption, on and after the date fixed for redemption, interest will cease to accrue on the notes or portions thereof called for redemption.
Optional Redemption
The notes will be redeemable, as a whole or in part, at our option and from time to time. If the notes are redeemed before July 7, 2024 (the date that is two months prior to the maturity of the notes) (the "Par Call Date"), the notes will be redeemed at a redemption price equal to the greater of:
(1) 100% of the principal amount of the notes to be redeemed; and
(2) the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed if such notes matured on the Par Call Date (not including any portion of such payments of interest accrued as of the date of redemption), discounted to the date of redemption on an annual basis (Actual/Actual (ICMA)) at the applicable Comparable Government Bond Rate (as defined below), plus 10 basis points, plus, in each case, accrued interest thereon to, but excluding, the date fixed for redemption.
Any notes redeemed on or after the Par Call Date will be redeemed at a redemption price equal to 100% of the principal amount of the notes then outstanding to be redeemed, plus accrued interest thereon to, but excluding, the date fixed for redemption.
The calculation of the redemption price and accrued interest payable upon a redemption shall be made by the Company or on behalf of the Company by such persons as the Company may designate; provided that such calculation shall not be the duty or obligation of the trustee unless otherwise expressly agreed.
Installments of interest on notes being redeemed that are due and payable on interest payment dates falling on or prior to a redemption date shall be payable on the interest payment date to the holders as of the close of business on the relevant regular record date according to the notes and the indenture.
"Comparable Government Bond" means, in relation to any Comparable Government Bond Rate calculation, at the discretion of an independent investment bank selected by us, a German government bond whose maturity is closest to the maturity of the notes (assuming, for this purpose, that the notes mature on the Par Call Date), or if such independent investment bank in its discretion determines that such similar bond is not in issue, such other German government bond as such independent investment bank may, with the advice of three brokers of, and/or market makers in, German government bonds selected by us, determine to be appropriate for determining the Comparable Government Bond Rate.
For purposes of the formula described above, "Comparable Government Bond Rate" means the price, expressed as a percentage (rounded to three decimal places, with 0.0005 being rounded upwards), at which the gross redemption yield on the notes being redeemed, if they were to be purchased at such price on the third business day prior to the date fixed for redemption, would be equal to the gross redemption yield on such business day of the Comparable Government Bond on the basis of the middle market price of the Comparable Government Bond prevailing at 11:00 a.m. (London time) on such business day as determined by an independent investment bank selected by us. Such independent bank will calculate such gross redemption yield on the notes to be redeemed and the Comparable Government Bond in accordance with generally accepted market practices at the time of such calculations.
Notice of any redemption will be sent (or delivered by electronic transmission in accordance with the applicable procedures of Clearstream and Euroclear) at least 15 days but not more than 45 days before the redemption date to each holder of notes to be redeemed.
Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the notes or portions thereof called for redemption.
If less than all of the notes are to be redeemed, the notes to be redeemed shall be selected by the trustee pro rata, by lot or such other method as the trustee, in its discretion, deems fair and appropriate.
Repurchase upon Change of Control Repurchase Event
If a Change of Control Repurchase Event occurs with respect to the notes, unless we have exercised our right to redeem the notes as described above, we will make an offer to each holder of notes to repurchase all or any part (in denominations of €100,000 and integral multiples of €1,000 in excess thereof) of that holder’s notes at a repurchase price in cash equal to 101% of the aggregate principal amount of notes repurchased plus any accrued and unpaid interest on the notes repurchased to the date of repurchase. Within 30 days following any Change of Control Repurchase Event or, at our option, prior to any Change of Control (as defined below), but after the public announcement of an impending Change of Control, we will mail a notice to each holder (or deliver by electronic transmission in accordance with the applicable procedures of Clearstream and Euroclear), with a copy to the trustee, describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event and offering to repurchase notes on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (or delivered by electronic transmission in accordance with the applicable procedures of Clearstream and Euroclear). The notice shall, if mailed (or delivered by electronic transmission in accordance with the applicable procedures of Clearstream and Euroclear) prior to the date of consummation of the Change of Control, state that the offer to repurchase is conditioned on the Change of Control Repurchase Event occurring on or prior to the payment date specified in the notice.
We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder, to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of the notes, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Repurchase Event provisions of the notes by virtue of such conflict.
On the Change of Control Repurchase Event payment date, we will, to the extent lawful:

•	accept for payment all notes or portions of notes (in denominations of €100,000 and integral multiples of €1,000 in excess thereof) properly tendered pursuant to our offer;

•	deposit with the trustee an amount equal to the aggregate repurchase price in respect of all notes or portions of notes properly tendered; and

•	deliver or cause to be delivered to the trustee the notes properly accepted, together with an officers’ certificate stating the aggregate principal amount of notes being purchased by us.
The trustee or paying agent will promptly pay to each holder of notes properly tendered the repurchase price for the notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new note equal in principal amount to any unpurchased portion of any notes surrendered; provided, that each new note will be in a principal amount of €100,000 or an integral multiple of €1,000 in excess thereof.
We will not be required to make an offer to repurchase the notes upon a Change of Control Repurchase Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us, and such third party purchases all notes properly tendered and not withdrawn under its offer.
We have no present intention to engage in a transaction involving a Change of Control, although it is possible that we would decide to do so in the future. We could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control, but that could increase the amount of debt outstanding at such time or otherwise affect our capital structure or credit ratings.
Definitions
"Below Investment Grade Rating Event" means the notes are rated below Investment Grade by each of the Rating Agencies on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of a Change of Control (which period shall be extended so long as the rating of the notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies); provided that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Repurchase Event hereunder) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the trustee in writing that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event).
"Change of Control" means the occurrence of any of the following: (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Kimberly-Clark and its subsidiaries taken as a whole to any "person" (as that term is used in Section 13(d)(3) of the Exchange Act), other than Kimberly-Clark or one of its subsidiaries; (2) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as that term is used in Section 13(d)(3) of the Exchange Act) becomes the beneficial owner, directly or indirectly, of more than 50% of the then outstanding number of shares of Kimberly-Clark’s Voting Stock; or (3) the first day on which a majority of the members of Kimberly-Clark’s Board of Directors are not Continuing Directors.

"Change of Control Repurchase Event" means the occurrence of both a Change of Control and a Below Investment Grade Rating Event. The trustee shall be under no obligation to determine whether a "Change of Control Repurchase Event" has occurred or is continuing.
"Continuing Directors" means, as of any date of determination, any member of the Board of Directors of Kimberly-Clark who (1) was a member of such Board of Directors on the date of the issuance of the notes; or (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election (either by a specific vote or by approval of Kimberly-Clark’s proxy statement in which such member was named as a nominee for election as a director).
"Fitch" means Fitch Ratings Ltd.
"Investment Grade" means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s); a rating of BBB- or better by S&P (or its equivalent under any successor rating categories of S&P); and a rating of BBB- or better by Fitch (or its equivalent under any successor rating categories of Fitch); or the equivalent investment grade credit rating from any additional Rating Agency or Rating Agencies selected by us.
"Moody’s" means Moody’s Investors Service Inc.
"Rating Agency" means (1) each of Fitch, Moody’s and S&P; and (2) if any of Fitch, Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a "nationally recognized statistical rating organization" within the meaning of Section 3(a)(62) under the Exchange Act, selected by us as a replacement agency for Fitch, Moody’s or S&P, as the case may be.
"S&P" means Standard & Poor’s Ratings Services, a division of McGraw-Hill, Inc.
"Voting Stock" means Kimberly-Clark capital stock of any class or kind the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of Kimberly-Clark, even if the right so to vote has been suspended by the happening of such a contingency.
Further Issues
We may from time to time, without notice to or the consent of the holders of the notes, create and issue further notes ranking equally with the notes in all respects and with the same terms as the notes (other than the payment of interest accruing prior to the issue date of such further notes or except, in some cases, for the issue price and the first payment of interest following the issue date of such further notes). Such further notes may be consolidated and form a single series with the previously issued notes and have the same terms as to status, redemption or otherwise as the notes.
Defeasance and Covenant Defeasance
The provisions of Sections 402 and 1006 of the indenture relating to defeasance as described below under “Base Indenture Provisions-Defeasance and Covenant Defeasance” will apply to the notes provided that (a) references in Article Four of the Indenture to "money of the United States" or "money" shall be deemed to refer to euros and (b) the term "United States government securities" shall be replaced with the term "Government Obligations" which shall mean (i) direct obligations of a Participating Member State, (ii) obligations the timely payment of the principal of and interest on which is fully and unconditionally guaranteed by such Participating Member State, a central bank of a Participating Member State or a governmental agency of such Participating Member State, and (iii) certificates, depositary receipts or other instruments which evidence a direct ownership interest in obligations described in clause (i) or (ii) above or in any specific principal or interest payments due in respect thereof, and the term "Participating Member State" shall mean a member state of the European Union which has adopted or adopts the single currency in accordance with the Treaty establishing the European Community (as that Treaty is amended from time to time).
Concerning the Trustee, Registrar and Paying Agent
The Bank of New York Mellon Trust Company, N.A. (as the successor trustee) is the trustee under the indenture governing the notes. The Bank of New York Mellon Trust Company, N.A. is a national banking association organized under the laws of the United States of America and provides trust services and acts as indenture trustee for numerous corporate securities issuances, including for other series of debt securities of which we are the issuer. The Bank of New York Mellon Trust Company, N.A. will also be the registrar for the notes. The Bank of New York Mellon acting through its London Branch will act as the paying agent for the notes.
We may have normal banking relationships with the trustee and its affiliates in the ordinary course of business.

BASE INDENTURE PROVISIONS:
Restrictive Covenants
Meanings of Terms.

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When we use the term "attributable debt" in the context of a sale and lease-back transaction, we mean the present value (discounted at the rate of interest implicit in the terms of the lease involved in such sale and lease-back transaction, as determined by us in good faith) of our obligation thereunder for rental expenses. We exclude from this calculation any amounts we pay for maintenance and repairs, insurance, taxes, assessments, water rates or similar charges, or amounts contingent upon sales amounts.

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When we use the term "consolidated net tangible assets," we mean the total amount of our assets minus (a) applicable reserves, (b) all current liabilities (excluding any thereof which are by their terms extendible or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed and excluding current maturities of long-term indebtedness) and (c) intangible assets. Our consolidated net tangible assets include any attributable debt with respect to a sale and lease-back transaction that is not capitalized on our balance sheet.

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When we use the term "principal property," we mean any of our mills, manufacturing plants, manufacturing facilities or timberland, located within the United States having a gross book value in excess of 1% of our consolidated net tangible assets and which is owned by us or any restricted subsidiary. However, if our board of directors decides that any facility is not of material importance, it will not be considered a principal property.

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When we use the term "restricted subsidiary," we mean any of our subsidiaries (a) which has substantially all of its property or conducts substantially all of its business in the United States, and (b) which owns a principal property. The term does not include subsidiaries whose business consists principally of financing operations outside the United States or leasing or financing installment receivables.

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When we use the term "sale and lease-back transaction," we mean any arrangement where we or any restricted subsidiary lease a principal property from a third party and the principal property has been or is to be sold or transferred by us or the restricted subsidiary to the third party with the intention of taking back the lease. The term does not include temporary leases of three years or less, including any renewal thereof, or certain intercompany leases.

Liens. Section 1004 of the indenture provides that we will not, and will not permit any restricted subsidiary to, issue, assume or guarantee any debt secured by a mortgage, security interest, pledge or lien (hereafter called a "mortgage") of or on any principal property, or any shares of capital stock or debt of any restricted subsidiary, without also providing that the debt securities (together with, if we determine, any other indebtedness issued, assumed or guaranteed by us or any restricted subsidiary and then existing or thereafter created) shall be secured by the mortgage equally and ratably with or prior to such debt. This restriction does not apply to:

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mortgages on any property acquired, constructed or improved by, or on any shares of capital stock or debt acquired by, us or any restricted subsidiary to secure debt which finances all or any part of (a) the purchase price of the property, shares or debt, or (b) the cost of constructing or improving the property, and which debt is incurred prior to or within 360 days after the acquisition, completion of construction or commencement of commercial operation of the property;

•	mortgages on any property, shares of capital stock or debt existing at the time we or any restricted subsidiary acquires the property, shares or debt;

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mortgages on property of a corporation existing at the time that corporation merges or consolidates with us or any restricted subsidiary or at the time that corporation sells or transfers all or substantially all of its properties to us or any restricted subsidiary;

•	mortgages on any property, shares of capital stock or debt of any corporation existing at the time that corporation becomes a restricted subsidiary;

•	mortgages to secure intercompany debt among us and/or any of our restricted subsidiaries;

•	mortgages in favor of governmental bodies to secure advance or progress payments or to secure the purchase price of the mortgaged property; and

•	extensions, renewals or replacements of any existing mortgage or any mortgage referred to above.
In addition, we or any restricted subsidiary may, without equally and ratably securing the debt securities, issue, assume or guarantee debt secured by a mortgage not excepted above, if the aggregate amount of the debt, together with (a) all other debt secured by mortgages not so excepted, and (b) the attributable debt with respect to sale and lease-back transactions, does not at the time exceed 5% of our consolidated net tangible assets. For purposes of clause (b) of this calculation, certain sale and lease-back transactions in which the attributable debt has been applied to the optional prepayment or retirement of long-term debt are excluded.

Arrangements under which we or any restricted subsidiary transfer an interest in timber but retain an obligation to cut the timber in order to provide the transferee with a specified amount of money will not create a mortgage or a sale and lease-back transaction under the indenture.
Sale and Lease-Back Transactions. Section 1005 of the indenture provides that neither we nor any restricted subsidiary may engage in sale and lease-back transactions with respect to any principal property unless:

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we or the restricted subsidiary are able, without equally and ratably securing the debt securities, to incur debt secured by a mortgage on the property pursuant to the exceptions described in "Liens" above;

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we or the restricted subsidiary are able, without equally and ratably securing the debt securities, to incur debt secured by a mortgage on the property in an amount at least equal to the attributable debt with respect to the transaction; or

within 360 days after the effective date of the transaction, we or the restricted subsidiary apply an amount equal to the attributable debt with respect to the transaction to the optional prepayment or retirement of our long-term debt or that of any restricted subsidiary.
Consolidations, Mergers and Sales of Assets
Section 801 of the indenture provides that we may consolidate with or merge into, and sell or transfer all or substantially all of our property and assets to, any other corporation. The corporation formed by the consolidation or into which we merge, or the corporation which acquires all or substantially all of our property and assets, must assume, by execution of a supplemental indenture, our obligations to:

•	pay the principal of, premium, if any, and interest on the debt securities when due; and

•	perform and observe all the terms, covenants and conditions of the indenture.
If, upon the consolidation, merger, sale or transfer, any principal property or any shares of capital stock or debt of any restricted subsidiary would become subject to a mortgage, security interest, pledge or lien securing any debt of, or guaranteed by, the other corporation, we must secure, prior to the consolidation, merger, sale or transfer, the payment of the principal of, premium, if any, and interest on the debt securities equally and ratably with or prior to the debt secured by the mortgage, security interest, pledge or lien. This provision would not apply to any mortgage which would be permitted under "Liens" above.
Events of Default
Section 501 of the indenture provides that the following are events of default with respect to debt securities of any series:

•	our failure to pay principal or premium, if any, on any debt security of that series at maturity;

•	our failure to pay interest on any debt security of that series when due, continued for 30 days;

•	our failure to make any sinking fund payment, when due, in respect of any debt security of that series;

•	our failure to perform any other covenant or agreement in the indenture that is applicable to debt securities of that series, continued for 90 days after written notice;

•	certain events involving bankruptcy, insolvency or reorganization; and

•	any other event of default applicable to debt securities of that series.
An event of default with respect to a particular series of debt securities (except as to matters involving bankruptcy, insolvency or reorganization) does not necessarily mean that there is an event of default with respect to any other series of debt securities.
If an event of default occurs and continues, the trustee or the holders of at least 25% of the outstanding debt securities of that series may declare those debt securities to be due and payable. However, at any time after such a declaration of acceleration has been made, but before the stated maturity of the debt securities, the holders of a majority of the outstanding debt securities of that series may, subject to certain conditions, rescind and annul the acceleration if all events of default with respect to the debt securities, other than the non-payment of accelerated principal, have been cured or waived.
Subject to the trustee’s duties in the case of an event of default, the trustee is not required to exercise any of its rights or powers under the indenture at the request or direction of any holder unless one or more of them shall have offered reasonable indemnity to the trustee. Subject to this indemnification provision and certain other rights of the trustee, the holders of a majority of the outstanding debt securities of any series shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series.
No holder of any debt security of any series will have the right to institute any proceeding with respect to the indenture, unless:

•
the holder shall have previously notified the trustee of a continuing event of default with respect to debt securities of that series and the holders of at least 25% of the outstanding debt securities of that series shall have requested, and offered reasonable indemnity to, the trustee to institute the proceeding;

•	the trustee shall not have received from the holders of a majority of the outstanding debt securities of that series a direction inconsistent with the request; and

•	the trustee shall have failed to institute the proceeding within 60 days.
However, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal of, premium, if any, and interest on the debt security on or after the applicable due dates and to sue for the enforcement of any such payment.
The indenture requires us to furnish to the trustee annually a statement as to the absence of certain defaults under the indenture. The indenture provides that the trustee may withhold notice to the holders of debt securities of any series of any non-monetary default with respect to debt securities of the series if it considers it in the interest of the holders to do so.
Defeasance and Covenant Defeasance
Section 402 of the indenture provides that we may be discharged from most of our obligations in respect of the outstanding debt securities of any series if we irrevocably deposit with the trustee money and/or United States government securities which, together with the income from those securities, are sufficient to pay the principal of, premium, if any, and each installment of interest on the outstanding debt securities of the series on the stated maturity or redemption date, as the case may be. This arrangement requires that we (a) deliver to the trustee an opinion of counsel that we have received an Internal Revenue Service ruling, or a ruling of the Internal Revenue Service has been published that in the opinion of counsel establishes, that holders of the outstanding debt securities of the series will have no federal income tax consequences as a result of the deposit, defeasance and discharge, (b) deliver to the trustee an opinion of counsel that the outstanding debt securities of the series, if then listed on any securities exchange, will not be delisted as a result of the deposit, defeasance and discharge, and (c) deliver to the trustee an officer’s certificate and opinion of counsel, each stating that all conditions precedent to the deposit, defeasance and discharge have been met.
Section 1006 of the indenture provides that we need not comply with certain restrictive covenants, including those described under "Liens" and "Sale and Lease-back Transactions" above, and that our failure to comply would not be an event of default under the outstanding debt securities of any series, if we deposit with the trustee money and/or United States government securities which, together with the income from those securities, are sufficient to pay the principal of, premium, if any, and each installment of interest on the outstanding debt securities of the series on the stated maturity or redemption date, as the case may be. Our other obligations under the indenture and the outstanding debt securities of the series would remain in full force and effect. This arrangement requires that we deliver to the trustee an opinion of counsel that (a) the holders of the outstanding debt securities of the series will have no federal income tax consequences as a result of the deposit and defeasance, (b) the outstanding debt securities of the series, if then listed on any securities exchange, will not be delisted as a result of the deposit and defeasance, and (c) deliver to the trustee an officer’s certificate and an opinion of counsel, each stating that all conditions precedent relating to the defeasance have been complied with.
In the event the outstanding debt securities of the applicable series are declared due and payable because of the occurrence of an event of default, the amount of money and government securities on deposit with the trustee may not be sufficient to pay amounts due on the outstanding debt securities of the series at the time of the acceleration resulting from the event of default. However, we will remain liable to pay these amounts.
Amendments to the Indenture and Waiver of Covenants
Section 902 of the indenture provides that we may amend the indenture with the consent of the holders of at least 662/3% of the outstanding debt securities of each series affected by the amendments. However, unless we have the consent of each holder of the affected debt securities, we may not:

•	change the maturity date of the principal amount of, or any installment of principal of or interest on, any debt security;

•
reduce the principal amount of, premium, if any, or any interest on, any debt security or reduce the amount of principal of an original issue discount security that would be due and payable upon acceleration;

•	change the place or currency of payment of the principal of, premium, if any, of or interest on, any debt security;

•	impair the right to sue for payment with respect to any debt security after its maturity date; or

•
reduce the percentage of outstanding debt securities of any series which is required to consent to an amendment of the indenture or to waive our compliance with certain provisions of the indenture or certain defaults.

The holders of 662/3% of the outstanding debt securities of any series may, on behalf of the holders of all debt securities of that series, waive our compliance with certain restrictive covenants of the indenture. The holders of a majority of the outstanding debt securities of any series may, on behalf of the holders of all debt securities of that series, waive any past default under the indenture with respect to that series, except (a) a default in the payment of the principal of, premium, if any, or interest on any debt security of that series, or (b) in respect of a provision which under the indenture cannot be amended without the consent of each holder of the affected debt securities.
Governing Law
New York law will govern the indenture and the debt securities.